EXHIBIT 99.01

Chegg Announces Increased Authorization of Securities Repurchase Program by $1 Billion

SANTA CLARA, Calif.--(BUSINESS WIRE)--Chegg, Inc. (NYSE: CHGG), the leading student-first connect learning platform, today announced its board of directors has authorized the increase of its previously announced $1 billion securities repurchase program, up to an aggregate of $2 billion of Chegg’s common stock and/or convertible notes, through open market purchases, block trades and/or in privately negotiated transactions or pursuant to Rule 10b5-1 plans, in compliance with applicable securities laws and other legal requirements. In addition to this increased $1 billion securities repurchase authorization, Chegg has approximately $65 million remaining from its previously announced $1 billion securities repurchase program. The timing, volume, and nature of any repurchases will be determined by Chegg’s management, in consultation with the board’s Finance Committee, based on its evaluation of the capital needs of the business, market conditions, applicable legal requirements, and other factors. The repurchase program has no expiration date and will continue until otherwise suspended, terminated, or modified at any time for any reason by our board of directors. Chegg currently expects to fund the repurchase program from its existing cash balance and future cash flows from operations.

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements, including Chegg’s intention to implement a program to purchase up to $2 billion of Chegg’s common stock and/or convertible notes; the expected timing, volume and nature of such securities repurchase program; the expiration of the program; and the expected source of funding. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of Chegg’s common stock prevailing from time to time, the amount of Chegg's cash commitments, the nature of other acquisition or investment opportunities presented to Chegg from time to time, Chegg’s cash flows from operations, general economic conditions, inflation and other factors identified in Chegg’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 22, 2022. Additional information will also be set forth in Chegg’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Chegg is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Chegg

Millions of people all around the world Learn with Chegg. Our mission is to improve learning and learning outcomes by putting students first. We support life-long learners starting with their academic journey and extending into their careers. The Chegg platform provides products and services to support learners to help them better understand their academic course materials, and also provides personal and professional development skills training, to help them achieve their learning goals. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Investor Relations Contact: Tracey Ford, IR@chegg.com
Media Contact: Marc Boxser, Press@chegg.com